Exhibit 4.5(e)

Compass Group Diversified Holdings LLC

301 Riverside Avenue, Second Floor

Westport, CT 06880

February 21, 2018

5.11, Inc.

5.11 TA, Inc.

1360 Reynolds Ave.

Irvine, CA

92614

Attention: David Unter

Re: Fourth Amendment to Credit Agreement

Ladies and Gentlemen:

Reference is made hereby to that certain Credit Agreement, originally dated as of August 31, 2016 (as amended prior to the date hereof, the “Credit Agreement”), by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company, as lender (the “Lender”), 5.11, Inc., a California corporation, as borrower (“Borrower”), and 5.11 TA, Inc. a Delaware corporation, as co-borrower (“Co-Borrower”). Capitalized terms used but not defined in this letter agreement (this “Amendment”) have the meanings ascribed to them in the Credit Agreement.

Recitals

A. Borrower and Co-Borrower have notified the Lender that the Capital Expenditures for the Fiscal Year ended December 31, 2017 exceeded $26 million, which is the maximum permitted under Section 7.14.4 of the Credit Agreement, which covenant violation constitutes an Event of Default under Section 8.1.4 of the Credit Agreement (the “Existing Default”).

B. Borrower and Co-Borrower have requested that the Lender waive the Existing Default and, in connection therewith, amend the Credit Agreement as set forth herein.

C. The Lender desires to waive the Existing Default and amend the Credit Agreement, in each case, only to the extent and subject to the conditions set forth herein.

Agreement

In consideration of the foregoing recitals and subject to the conditions, in accordance with the terms and in reliance upon the representations and warranties in each case as set forth in this Amendment, the Lender, Borrower and Co-Borrower hereby agree as follows:

1.

Waiver. The Lender hereby waives the Existing Default; provided, however, that this waiver shall not be deemed to be a consent or waiver with respect to, and by entering into this Amendment the Lender has not otherwise consented to or waived, any Event of Default, whether past, present, or future, other than the Existing Default, nor shall this waiver create any custom or practice by the Lender from which the Borrower or Co-Borrower should anticipate or expect any consent or waiver in the future with respect to any Event of Default other than the Existing Default. Accordingly, the Lender hereby expressly reserves all of its rights and remedies available to it under the Credit Agreement and the other Loan Documents, and at law and in equity, including, without limitation, (i) the right to accelerate and thereby make all Obligations immediately due and payable at any time, and (ii) the right to exercise such other rights and remedies in respect of the Borrower and Co-Borrower and the other Loan Parties, with respect to any Event of Default other than the Existing Default.

2.

Conditions Precedent to Closing. On or prior to the date hereof, each of the following conditions precedent shall have been satisfied and, thereafter, this Amendment shall be binding upon and inure to the benefit of Borrower, Co-Borrower and the Lender and their respective successors and assigns. Borrower and Co-Borrower agree that the failure to satisfy any of the conditions set forth in this Amendment shall in no way affect or impair the obligations of Borrower and Co-Borrower or be construed as a waiver by the Lender of any of the Lender’s rights under the Credit Agreement. The Lender shall have received each of the following:

a.	this Amendment, duly authorized and executed by Borrower, Co-Borrower and the Lender;

b.	an Acknowledgement and Confirmation of Grantors, dated as of the date hereof and in the form attached hereto as Exhibit A, duly executed by each the Loan Party; and

c.	such other agreements, documents, instruments and certificates as the Lender may reasonably request.

3.	Amendment. From and after the date of this Amendment Section 7.14.4 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

7.14.4 Capital Expenditures

Not permit the aggregate amount of all Capital Expenditures (i) for the Fiscal Year ending December 31, 2018 to exceed $24.2 million, or (ii) for any Fiscal Year thereafter to exceed $4 million for such Fiscal Year.

If Borrower, Co-Borrower and the Subsidiaries do not utilize the entire amount of the Capital Expenditures permitted in any Fiscal Year, so long as no Default or Event of Default exists or would be caused thereby, Borrower may carry forward to the immediately succeeding Fiscal Year only, 50% of such unutilized amount (with Capital Expenditures in such succeeding Fiscal Year applied last to such carried forward unutilized amount).

4.	Limitation of Waiver and Amendment.

a.

The Waiver set forth in paragraph 1 above and the amendment set forth in paragraph 3 above, are, in each case, effective for the purposes set forth herein and shall be limited precisely as written. This Amendment does not, and shall not be construed to, constitute a waiver of any past, present or future violation of the Credit Agreement, the other Loan Documents or any other related document, and shall not, directly or indirectly in any way whatsoever either: (i) except as specifically set forth herein, impair, prejudice or otherwise adversely affect the

Lender’s right at any time to exercise any right, privilege or remedy in connection with the Credit Agreement, any other Loan Document or any other related document (all of which rights are hereby expressly reserved by the Lender), (ii) except as specifically set forth herein, amend or alter any provision of the Credit Agreement, any other Loan Document or any other related document, (iii) constitute any course of dealing or other basis for altering any obligation of Borrower, Co-Borrower or any of the other Loan Parties or any right, privilege or remedy of the Lender under the Credit Agreement, any other Loan Document or any other related document or (iv) constitute any consent (deemed or express) by the Lender to any prior, existing or future violations of the Credit Agreement, any other Loan Document or any other related document. There are no oral agreements among the parties hereto, and no prior or future discussions or representations regarding the subject matter hereof shall constitute a waiver of any past, present or future violation of the Credit Agreement, any other Loan Document or any other related document.

b.

Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

5.

Representations and Warranties. Borrower and Co-Borrower hereby represent and warrant that (a) the representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent such representations or warranties relate solely to an earlier date), and (b) after giving effect to this Amendment (including the waiver of the Existing Default), no Default or Event of Default has occurred and is continuing.

6.

Integration. This Amendment is a “Loan Document” under the Credit Agreement and reflects the entire understanding of the parties with respect to the matters covered hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

7.

Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart hereof. Any party delivering an executed counterpart of this Amendment by facsimile or electronic mail also shall deliver an original executed counterpart hereof, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.

8.	Governing Law. This Amendment shall be construed under and governed by the laws of the State of New York.

{Signature page follows}

Cordially,

LENDER:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Ryan J. Faulkingham
Name:	Ryan J. Faulkingham
Title:	Chief Financial Officer

BORROWER:

5.11, INC.

By:	/s/ David A. Unter
Name: David A. Unter
Title: Chief Financial Officer

CO-BORROWER:

5.11 TA, Inc.

By:	/s/ Zach Sawtelle
Name: Zach Sawtelle
Title: Secretary

Signature Page to Fourth Amendment to Credit Agreement

Exhibit A

Acknowledgment and Confirmation of Grantors

Each of the undersigned hereby acknowledges and confirms the terms of that certain Fourth Amendment to the Credit Agreement, dated as of the date hereof (the “Amendment”), among 5.11, Inc., 5.11 TA, Inc. and Compass Group Diversified Holdings LLC. The undersigned further acknowledge and agree that (i) the execution and delivery of the Amendment by Borrower and Co-Borrower to Lender will not adversely affect or impair any of its obligations to Lender under that certain Guarantee and Collateral Agreement dated as of August 31, 2016 among the Grantor parties thereto and Lender (the “Guaranty”), and (ii) the Guaranty is in full force and effect as of the date hereof and the same is hereby ratified and confirmed.

Dated as of: February ___, 2018

5.11 ABR CORP.
as a Grantor

By:

Name:	Zach Sawtelle
Title:	Assistant Secretary

5.11 ACQUISITION CORP.,
as a Grantor

By:

Name:	Zach Sawtelle
Title:	Secretary

5.11 TA, INC.,
as a Grantor

By:

Name:	Zach Sawtelle
Title:	Secretary

5.11, INC.,
as a Grantor

By:

Name:	David A. Unter
Title:	Chief Financial Officer

BEYOND CLOTHING, LLC,
as a Grantor

By:

Name:	John F. Wicks
Title:	Secretary

Signature Page to Acknowledgement and Confirmation of Grantors